Exhibit 24.1
POWER OF ATTORNEY
Each person whose signature appears below on this Registration Statement hereby constitutes and appoints each of Walter Siegel and Michael LaBosco with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Power of Attorney has been signed by each of the following persons in the capacities indicated, on the date indicated below.

Signature	Title	Date

/s/ Steven J. Bilodeau Steven J. Bilodeau	Chairman, President, and Chief Executive Officer (Principal Executive Officer)	July 10, 2008

/s/ Joseph S. Durko Joseph S. Durko	Vice President, Corporate Controller and Chief Accounting Officer (Principal Financial and Accounting Officer)	July 10, 2008

/s/ Andrew M. Caggia Andrew M. Caggia	Director	July 10, 2008

/s/ Timothy P. Craig Timothy P. Craig	Director	July 10, 2008

/s/ Peter F. Dicks Peter F. Dicks	Director	July 10, 2008

/s/ James A. Donahue James A. Donahue	Director	July 10, 2008

/s/ Ivan T. Frisch Ivan T. Frisch	Director	July 10, 2008

/s/ Stephen C. McCluski Stephen C. McCluski	Director	July 10, 2008